Exhibit 10.1
TVIA, INC.
EMPLOYMENT AGREEMENT
     This Employment Agreement (the “Agreement”) is made and entered into by and between Eli Porat (“Employee”) and Tvia, Inc. (the “Company”), effective as of October 13, 2008 (the “Effective Date”).
W I T N E S S E T H:
     WHEREAS, Employee is currently employed by the Company;
     WHEREAS, the Company and Employee wish amend and restate in written form Employee’s current terms of employment with the Company;
     WHEREAS, the Company and the Employee previously entered into an Executive Severance Agreement dated November 20, 2001 (the “Severance Agreement”);
     WHEREAS, in lieu of the benefits provided under the Severance Agreement, the Company wishes to provide Employee with a cash incentive to remain employed with the Company; and
     WHEREAS, subject to the valid execution of this Agreement, Employee and the Company agree to terminate the Severance Agreement in accordance with Section 9(b) of the Severance Agreement and that neither the Company nor Employee shall have any rights or obligation under the Severance Agreement on or after the Effective Date.
     NOW, THEREFORE, in consideration of the mutual covenants herein contained, and in consideration of the continuing employment of Employee by the Company, the parties agree as follows:
     1. Recitals. All of the above recitals are hereby incorporated into this Agreement by reference as though set forth verbatim herein.
     2. Termination of Severance Agreement. Pursuant to Section 9(b) of the Severance Agreement, and subject to the valid execution of this Agreement, the Company and Employee hereby agree that this Agreement constitutes an effective termination of the Severance Agreement and all of the Company’s and Employee’s respective rights and obligations thereunder.
     3. Title and Cash Compensation. Employee’s title is, and shall remain, Chief Executive Officer. As of the Effective Date, Employee’s monthly base salary is $20,000 per month or $240,000 on an annualized basis.
     4. Equity Awards. The Company and Employee acknowledge that Employee may have received certain equity awards prior to the date hereof. Any such awards that are outstanding as of the date hereof shall remain outstanding and subject to the Company’s applicable equity compensation plan and award agreement, and shall be unaffected by this Agreement.

     5. Other Benefits. Employee will continue to be eligible to receive the Company’s standard employee benefits.
     6. Retention Bonus. In addition to the benefits provided under Sections 3 through 5 of this Agreement, Employee is eligible to receive a retention bonus equal to $180,000 (the “Retention Bonus”). Employee’s Retention Bonus shall be payable in twelve (12) equal monthly installments of $15,000 (each an “Installment Payment”). The first Installment Payment will be made on the first regular payroll date following the first (1st) monthly anniversary of the Effective Date and the remaining Installment Payments will be made on the like payroll date of each month thereafter for the next eleven (11) months (each a “Payment Date”), subject to Employee’s continued employment with the Company through each Payment Date. If the Payment Date falls on a day of the month that does not exist for a particular month, the Payment Date for such month will be the last day of the month. The Company has sole discretion to determine if Employee has satisfied the requirements of this Section 3. Each Installment Payment (if any) shall be paid within thirty (30) days following the Payment Date.
     7. Termination for other than Cause or Good Reason. If, during the twelve (12) month period immediately following a Liquidity Event (as defined in the Tvia, Inc. Transaction Bonus Plan), the Company terminates the employment of Employee without Cause (as defined below) or Employee terminates employment for Good Reason (as defined below) prior to payment of all Installment Payments, the Company shall accelerate payment of the remaining unpaid Installment Payments. In such case, the Company will make a single lump payment to Employee in an amount equal to the total value of the remaining unpaid Installment Payment within thirty (30) days of Employee’s termination of employment.
     8. Other Termination. If Employee’s employment with the Company terminates for Cause, death or disability, or voluntarily by Employee other than for Good Reason, Employee shall not be entitled to receive any Installment Payments after the date of Employee’s termination of employment.
     9. Cause. For purposes of this Agreement, “Cause” is defined as (i) an act of dishonesty made by Employee in connection with Employee’s responsibilities as an employee, (ii) Employee’s conviction of, or plea of nolo contendere to, a felony, (iii) Employee’s gross misconduct, or (iv) Employee’s continued substantial violations of his or her employment duties after Employee has received a written demand for performance from the Company which specifically sets forth the factual basis for the Company’s belief that Employee has not substantially performed his or her duties.
     10. Good Reason. For purposes of this Agreement, “Good Reason” will mean Employee’s termination of employment within ninety (90) days following the expiration of any cure period (discussed below) following the occurrence of one or more of the following, without Employee’s consent:
          (a) A material reduction in Employee’s authority, duties, or responsibilities relative to Employee’s duties, position or responsibilities in effect immediately prior to such reduction; provided, however, that a reduction in duties, position or responsibilities solely by virtue of the Company being acquired and made part of a larger entity shall not constitute “Good Reason”;

          (b) A material reduction by the Company of Employee’s base salary in effect immediately prior to such reduction;
          (c) A material change in the geographic location at which Employee must perform services (Employee and the Company agree that the relocation of Employee to a facility that is more than thirty-five (35) miles from Employee’s current location is a material change in geographic location); and
          (d) any material breach by the Company of any material provision of this Agreement.
     Employee will not resign for Good Reason without first providing the Company with written notice of the acts or omissions constituting the grounds for Good Reason within ninety (90) days of the initial existence of the grounds for Good Reason and a reasonable cure period of not less than thirty (30) days following the date of such notice.
     11. Section 409A. The foregoing provisions are intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended and any final regulations and guidance promulgated thereunder (“Section 409A”) so that none of the benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Employee agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Employee under Section 409A.
     12. At-Will Employment. The Company and Employee agree that Employee’s employment with the Company is and shall continue to be “at-will” and may be terminated at any time with or without cause or notice by either the Company or Employee. No provision of this Agreement shall be construed as conferring upon Employee a right to continue as an employee of the Company.
     13. Successors.
          (a) Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the Company’s obligations under this Agreement and agree expressly to perform the Company’s obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any parent or subsidiary of the Company or any successor to the Company’s business and/or assets or which becomes bound by the terms of this Agreement by operation of law.
          (b) Employee’s Successors. Without the written consent of the Company, Employee shall not assign or transfer this Agreement or any right or obligation under this Agreement to any other person or entity, any attempt to assign or transfer this Agreement or any right or obligation under this Agreement shall be void. Notwithstanding the foregoing, the terms of this

Agreement and all rights of Employee hereunder shall inure to the benefit of, and be enforceable by, Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
     14. Integration. This Agreement represents the entire agreement and understanding between the parties as to the subject matter hereof and supersedes all prior or contemporaneous agreements whether written or oral.
     15. Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.
     16. Waiver; Amendment. No provision of this Agreement may be modified, amended, waived or discharged unless the modification, amendment, waiver or discharge is agreed to in writing and signed by Employee and by an authorized officer of the Company (other than Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
     17. Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.
     18. Applicable Law. This Agreement shall be governed by and construed in accordance with the internal substantive laws, but not the choice of law rules, of the State of California. Employee hereby expressly consents to the personal jurisdiction of the state and federal courts located in the State of California for any action or proceeding arising from or relating to this Agreement and/or relating to any arbitration in which the parties are participants.
     19. Withholding Taxes. All payments made pursuant to this Agreement shall be subject to withholding of applicable income, employment and other taxes.
     20. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
[Signature page follows]

     IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, effective as of the day and year first above written.

TVIA, INC.
By:	/s/ Eli Porat

	Title:	Chief Executive Officer

	Date:	October 16, 2008

EMPLOYEE:
/s/ Eli Porat
Eli Porat

Date:	October 16, 2008

[Signature page to Employment Agreement]